Exhibit 2.1

SHARE EXCHANGE AGREEMENT

THIS SHARE EXCHANGE AGREEMENT (hereinafter the “Agreement”) is made and entered into this 12thday of March, 2012, by and between Versant International, Inc., a corporation organized and existing under the laws of the State of Nevada (“Purchaser”), on the one hand, and Mamma’s Best, LLC, a limited liability company organized and existing under the laws of the State of Delaware (the “Company”), and the holders of all the outstanding membership interests of the Company (each a “Company Member” and collectively, “Company Members”), on the other hand.

RECITALS

WHEREAS, Purchaser desires to acquire all of the issued and outstanding membership interests of the Company, consisting of Forty Million (40,000,000) membership interests (the “Interests”), solely in exchange for Ten Million (10,000,000 shares of the Purchaser’s authorized but unissued shares of Class B common stock, par value $0.001 per share (the “Purchaser Stock”), on the basis of one quarter (1/4) share of Purchaser Stock issued in exchange for each membership interest of the Company.  The shares of Purchaser Stock issued in exchange for the Company Interests are referred to herein as the “Exchange Shares.”

WHEREAS, the Company Members desire to exchange all of their Company Interests solely for the Exchange Shares;

WHEREAS, prior to the date hereof, the board of directors of Purchaser, the Managers of the Company, the holders of all of the outstanding shares of capital stock of each of Purchaser and the holders of all of the membership interests of the Company have approved and adopted this Agreement and the transactions contemplated hereby; and

WHEREBY, it is the intent of the parties hereto that the transactions contemplated hereby be structured so as to qualify as a tax-free exchange under Subchapter C of the Internal Revenue Code of 1986, as amended (the “Code”), and the provisions of this Agreement will be interpreted in a manner consistent with this intent.

NOW, THEREFORE, in consideration of the premises and mutual representations, warranties and covenants herein contained, the parties hereby agree as follows:

ARTICLE I
ACQUISITION AND EXCHANGE OF SHARES

1.1. The Agreement. The parties hereby agree that Purchaser is hereby acquiring all of the membership interests of the Company solely in exchange for an aggregate of Ten Million (10,000,000) shares of authorized, and previously unissued, shares of Class B common stock of the Purchaser, which represents the exchange of one quarter (1/4) share of Purchaser Stock for each membership unit of the Company on the date hereof (the “Acquisition”). The parties hereto acknowledge that after the date hereof, the Company will be a wholly-owned subsidiary of Purchaser.

1.2. Exchange of Shares and Other Securities.

(a) Upon the execution of this Agreement, Purchaser will issue an aggregate of Ten Million (10,000,000) shares of the Purchaser Stock in the names of the persons and in the respective denominations set forth in Schedule 1.2 annexed hereto, in exchange for all of the membership interests of the Company.

(b) All of the Exchange Shares are “restricted securities” as defined in paragraph (a) of Rule 144 of the Rules and Regulations promulgated under the Securities Act of 1933, as amended (the “Securities Act”), and each person receiving such shares is representing herein that such person is acquiring the Exchange Shares for investment purposes only and without the intent to make a further distribution thereof. All Exchange Shares being issued under the terms of this Agreement are being issued pursuant to an exemption from the registration requirements of the Securities Act, under Section 4(2) thereof and Rule 506 of Regulation D of the Rules and Regulations promulgated thereunder. Certificates representing the Exchange Shares shall bear a restrictive legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.”

1.3. Documents Delivered Herewith. The parties are herewith delivering the following:

(a) The Company is delivering to Purchaser: certificates (or other evidence satisfactory to Purchaser) representing all of the issued and outstanding membership Interests of the Company, duly endorsed by the Company Members, so as to make Purchaser the holder thereof, free and clear of all claims and encumbrances; and

 (b) Purchaser is delivering to the Company: As soon as practicable after the date hereof, Purchaser will deliver stock certificates (or other evidence satisfactory to the Stockholders) representing the Exchange Shares as provided Section 1.2(a), above, which Exchange Shares shall be subject to the restrictive legend in the form set forth in Section 1.2(b).

1.4. Approval of Agreement.

(a) By the Company. The Company Managers and the Company Members have taken all necessary and requisite action to approve and adopt this Agreement and all transactions contemplated hereby, including the exchange of their Interests; and

(b) By the Purchaser. All necessary and requisite actions to approve and adopt this Agreement and all transactions contemplated hereby and thereby have been taken, and such approvals have been obtained.

1.5. Other Transactions. Concurrent with the execution of this Agreement:

(a) The Company and each Member will execute that certain Lock-Up Agreement, in the form attached hereto as Exhibit A.

(b) The Company will execute and deliver with respect to each of the following Members, and each of the following Members will execute and deliver an Employment Agreement in the form attached hereto as Exhibit B: Lyda Corey and Elizabeth Aphessetche.

(c) The Company will execute and deliver with respect to each of the following Members, and each of the following Members will execute and deliver a Consulting Agreement in the form attached hereto as Exhibit C: Nancy Lefevre and Thu Corey.

1.6 Further Assurances. After the execution of this Agreement, the parties shall from time to time, execute and deliver such other instruments of conveyance and transfer and take such other actions as such other party may reasonably request, in order to more effectively consummate the transactions contemplated hereby.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to the Company that:

2.1. Organization and Qualification. Purchaser is duly organized and validly existing and in good standing under the laws of the State of Nevada and has the requisite power and authority to own the properties and to carry on its business as now being conducted. Purchaser is qualified to transact business in any other jurisdiction in which Purchaser’s current business operations would require Purchaser to be so qualified. The copies of the Articles of Incorporation and Bylaws of Purchaser heretofore delivered to the Company are complete and correct copies of such instruments as presently in effect.

2.2. Capitalization of Purchaser. The authorized capital stock of Purchaser consists of Three Hundred Ten Million (310,000,000) shares as follows: (i) Seventy-Five Million (75,000,000) shares of Class A Common Stock, par value $0.001 per share, of which, Fifty Million (50,000,000) shares are issued and outstanding; (ii) Two Hundred Twenty-Five Million (225,000,000) shares of Class B Common Stock, par value $0.001 per share, of which Fifteen Million (15,000,000) shares are issued and outstanding immediately prior to the consummation of the transactions contemplated hereby; and (iii) Ten Million (10,000,000) shares of preferred stock, par value $0.001 per share, none of which are outstanding and none of which have been designated. All shares of capital stock of Purchaser that are currently outstanding have been duly authorized, validly issued and are fully paid and non-assessable. There are no preemptive rights, or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, calls, agreements or commitments of any character obligating Purchaser to issue any shares of its capital stock or any security representing the right to acquire, purchase or otherwise receive any such stock. The Exchange Shares, when issued pursuant to this Agreement, will be duly authorized, validly issued, fully paid and non-assessable.

2.3. Authority; Enforcement and Validity. Purchaser has the requisite power and authority to enter into and perform its obligations under this Agreement. The execution and delivery of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby have been duly authorized by Purchaser's board of directors and the Purchaser Stockholders, and no further consent, or authorization is required by Purchaser. This Agreement has been duly executed and delivered by Purchaser and constitutes the legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with its terms, except as such enforceability may be limited by general principles of equity, applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors' rights and remedies.

2.4. No Conflicts. The execution, delivery and performance of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby will not (i) result in a violation of the Articles of Incorporation or Bylaws of Purchaser or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which Purchaser is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations) applicable to Purchaser or by which any property or asset of Purchaser is bound or affected.

2.5. Shell Company Status. Purchaser is not currently engaged in any business operations and has, since its organization, been a “shell company,” as such term is defined in Rule 12b-2 promulgated under the Exchange Act.

2.6. SEC Documents. Purchaser’s common stock is registered under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Purchaser is subject to the periodic reporting requirements of Section 13 of the Exchange Act. Purchaser has heretofore made available to the Company Members true, complete, and correct copies of all documents (“SEC Documents”) filed by Purchaser with the Securities and Exchange Commission (“SEC”). The financial statements included in the SEC Documents complied when filed as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles in the United States, applied on a consistent basis during the periods involved (except, in the case of unaudited financial statements, as permitted by the rules and regulations of the Commission) and fairly present, subject, in the case of the unaudited financial statements, to customary year end audit adjustments, the financial position of Purchaser as at the dates thereof and the results of its operations and cash flows.

2.7. No Undisclosed Liabilities. Purchaser has no liabilities or obligations of any nature (absolute, accrued, contingent or otherwise) which were not fully reflected or reserved against in the SEC Documents, except for liabilities and obligations incurred in the ordinary course of business and consistent with past practice since the date thereof.

2.8. Tax Returns and Payments. Purchaser has filed with the appropriate governmental authority, all tax returns as required by law to be filed on or before the date of this Agreement, and Purchaser has paid all taxes to be due on said returns, any assessments made against Purchaser and all other taxes, fees and similar charges imposed on Purchaser by any governmental authority. No tax liens have been filed and no claims are being assessed and no returns are under audit with respect to any such taxes, fees or other similar charges. Purchaser has provided the Company with copies of all such tax returns.

2.9. Compliance with Law and Government Regulations. Purchaser is in compliance with and is not in violation of applicable federal, state, local or foreign statutes, laws and regulations affecting its properties or the operation of its business. Purchaser is not subject to any order, decree, judgment or other sanction of any court, administrative agency or other tribunal.

2.10. Litigation. There are no actions, suits, proceedings or orders pending or, to the best of Purchaser’s knowledge, threatened against or affecting Purchaser or any of its properties or assets, or pending or threatened by Purchaser against any third party, at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality (including, without limitation, any actions, suit, proceedings or investigations with respect to the transactions contemplated by this Agreement); and there is no basis for any of the foregoing. There is no action, suit or proceeding which Purchaser intends to initiate. Purchaser is not subject to any judgment, order or decree of any court or other governmental agency. Neither Purchaser nor to the best of Purchaser's knowledge, any director or officer thereof, is or has been the subject of any action, suit, proceeding or order involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.

2.11. Governmental Consent. Other than as may be required in connection with the transactions contemplated by this Agreement, no notices, reports or other filings are required to be made nor are any consents, registrations, approvals, permits, authorizations or designations required to be obtained by Purchaser prior to the date hereof from any court, governmental or regulatory authority, agency, commission, body or other governmental entity, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect or prevent, materially delay or materially impair the ability of Purchaser to consummate the transactions contemplated by this Agreement.

 2.12. Validity of Exchange Shares. The Exchange Shares to be issued to the Company Members upon consummation of the transactions contemplated by this Agreement will, upon issuance, have been duly and validly authorized and, when so issued in accordance with the terms of this Agreement, will be duly and validly issued, fully paid and non-assessable.

2.13. Accuracy of Information Furnished. No representation, statement, or information contained in this Agreement (including the schedules) or any document executed in connection herewith or delivered pursuant hereto, or made available or furnished to the Company or its representatives by Purchaser or its representatives contains any untrue statement of a material fact, or omits any material fact necessary to make the information contained therein not misleading. Purchaser has provided (or caused to be provided) to the Company correct and complete copies of all documents listed or described in the Disclosure Schedule provided by Purchaser hereunder or as otherwise requested by the Company.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company and its duly authorized agents jointly and severally represent, warrant and agree that:

3.1. Organization and Qualification. The Company is duly organized and validly existing and in good standing under the laws of the State of Delaware and has the requisite power and authorization to own the properties and to carry on its business as now being conducted. The Company is duly qualified as a foreign entity to do business and is in good standing in every jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not reasonably be expected to have a Material Adverse Effect. The copies of the Company’s formation documents and Operating Agreement heretofore delivered to Purchaser are complete and correct copies of such instruments as presently in effect. As used in this Agreement, “Material Adverse Effect” means any material adverse effect on the business, properties, assets, operations, results of operations, condition (financial or otherwise) or prospects of the entity with respect to which that term is being used, taken as a whole.  The Company does not own any stock or other interest in any other corporation nor is there any other corporation over which Company may be deemed to be in control because of factors or relationships.

3.2. Capitalization of the Company. The Members and respective ownership stakes in the Company are set forth under Schedule 1.2 hereto. Except as described in Schedule 1.2, there are no preemptive rights, nor any other outstanding rights, options, warrants, conversion rights, profit sharing interests, appreciation rights, redemption rights, repurchase rights, calls, agreements or commitments of any character obligating the Company to issue any membership stake or ownership interest in the Company or any security representing the right to acquire, purchase or otherwise receive any such interest. The stock ledgers and stock transfer books of the Company relating to all issuances and transfers of securities by the Company previously delivered to Purchaser are exact copies of the original stock ledgers and stock transfer books.

3.3. Subsidiaries and Affiliates. The Company does not have any subsidiaries and does not own, directly or indirectly, any capital stock or other equity securities of any corporation or have any direct or indirect equity or ownership interest in any business.

3.4. Authority; Enforcement and Validity. The Company has the requisite power and authority to enter into and perform its obligations under this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by the Members of the Company, and no further consent, or authorization is required by the Company. This Agreement has been duly executed and delivered by the Company, and constitutes the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by general principles of equity, applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

3.5 No Conflicts. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby will not (i) result in a violation of the formation documents or Operating Agreement of the Company, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations) applicable to the Company or by which any property or asset of the Company is bound or affected.

3.6. Consents. The Company is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court, governmental agency or any regulatory or self-regulatory agency or any other Person in order for it to execute, deliver or perform any of its obligations under or contemplated by this Agreement.

3.7. Financial Statements. (a) Attached hereto as Schedule 3.7 are: (i) balance sheets of the Company as of December 31, 2010 and December 31, 2011 (the “Balance Sheet”); and statements of income, shareholders’ equity and cash flows for each of the years then ended, all certified by Haynie & Company, independent certified public accountant, whose reports thereon are included therein (collectively, the “Financial Statements”). The balance sheets contained in the Financial Statements and the notes thereto are true, complete and accurate and fairly present the assets, liabilities and financial condition of the Company as at the respective dates thereof, and such statements of income, changes in shareholders’ equity and cash flows and the notes thereto are true, complete and accurate and fairly present the results of operations for the periods therein referred to; all in accordance with generally accepted accounting principles and practices as in effect from time to time in the United States consistently applied throughout the periods involved except, in the case of unaudited statements, for normally recurring year-end adjustments, which adjustments will not be material either individually or in the aggregate.

3.8. No Undisclosed Events, Liabilities, Developments or Circumstances. Except as set forth in Schedule 3.8 hereto, the Company does not have any material obligations or liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) arising out of transactions entered into at or prior to the date hereof, or any action or inaction at or prior to the date hereof, or any statement of facts existing at or prior to the date hereof other than: (i) liabilities set forth on the Balance Sheet (including any notes thereto), and (ii) liabilities and obligations which have arisen after the date of the Balance Sheet in the ordinary course of business, consistent in nature and amount with past practices. Except as set forth in the Schedule 3.8, since December 31, 2011, the Company has paid all liabilities, debts and lease obligations in accordance with the applicable contractual agreements with such third party creditors. Except as disclosed in Schedule 3.8, the Company is not a guarantor or indemnitor of any indebtedness of any other person, firm or corporation.

3.9. Off Balance Sheet Arrangements. There is no transaction, arrangement, or other relationship between the Company and an unconsolidated or other off balance sheet entity that is required to be disclosed by the Company.

3.10. Accounts Receivable. All accounts receivable of the Company, whether reflected in the Balance Sheet or otherwise, represent sales actually made in the ordinary course of business, and are current and collectible net of any reserves shown on the Balance Sheet (which reserves are adequate and were calculated consistent with past practice).

3.11. Absence of Certain Changes. Except as disclosed in Schedule 3.11, since the date of the most recent balance sheet contained in the Financial Statements, the Company:

(a) has not (i) issued or sold any promissory membership interest, note, stock, bond, option or other company interest or security of which it was an issuer or other obligor, (ii) discharged or satisfied any lien or encumbrance or paid any obligation or liability, absolute or contingent, direct of indirect, (iii) incurred or suffered to be incurred any liability or obligation other than in the ordinary and usual course of business, (iv) caused or permitted any lien, encumbrance or security interest to be created or arise on or in any of its properties or assets, (v) declared, set aside or made any dividend, payment or other distribution to any stockholder or purchased or redeemed or agreed to purchase or redeem any shares of its capital stock, (vi) reclassified its shares of capital stock, or (vii) entered into any agreement or transaction except in the ordinary and usual course of business or in connection with the execution and performance of this Agreement;

(b) except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, has conducted its business only in the ordinary and usual course of business, and there has not been (i) any event or occurrence which could have a Material Adverse Effect on the Company’s business, assets or prospects, (ii) except insofar as may have been or required by a change in generally accepted accounting principles and practices as in effect from time to time in the United States, any change in accounting methods, principles or practices by the Company materially affecting its assets, liabilities or business or (iii) made any tax election that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect on the Company's business or assets, or any of its tax attributes or any settlement or compromise of any material income tax liability; or

(c) has not taken and has not agreed to take any action (other than actions contemplated by this Agreement) that could reasonably be expected to prevent the transactions contemplated by this Agreement from constituting a “reorganization” under section 368(b) of the Code or as an acquisition of in excess of 80% of the stock of a corporation in exchange for property under Section 351 of the Code nor is it aware of any agreement, plan or other circumstance that could reasonably be expected to prevent the transactions contemplated by this Agreement from so qualifying.

For purposes of this Agreement, “Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature affecting property, real or personal, tangible or intangible, including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset, any lease in the nature thereof and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statute of any jurisdiction).

3.12. Tax Matters. The Company has accurately prepared and timely filed all income and other tax returns, if any, that are required to be filed by or on behalf of the Company, its business or assets, and has paid, or made provision for the payment of, all taxes that have become due and owing, including any assessment that has been or may be received from any taxing authority for the period through the date of this Agreement. There are no outstanding agreements by the Company for the extension of time for the assessment of any tax. None of the Company’s tax returns has been or, to the Company’s knowledge, is now under audit or investigation by any tax authority. No deficiency assessment or proposed adjustment of the Company’s taxes (if any) is pending, and the Company has no knowledge of any proposed liability for any tax to be imposed upon the Company’s properties or assets for which there is not an adequate reserve reflected on the Balance Sheet.

3.13. Contracts and Commitments.

(a) Schedule 3.13 lists all contracts and agreements to which the Company is a party that involve amounts in excess of $5,000. Except as expressly contemplated by this Agreement or as set forth on Schedule 3.13, the Company is not a party to or bound by any written or oral contract or agreement.

(b) All of the contracts, agreements and instruments set forth on Schedule 3.13 are valid, binding and enforceable in accordance with their respective terms. The Company has performed all material obligations required to be performed by it and is not in default under, nor in breach of, nor in receipt of any claim of default or breach under any contract, agreement or instrument identified on Schedule 3.13. No event has occurred which with the passage of time or the giving of notice or both would result in a default, breach or event of noncompliance by the Company under any material contract; the Company does not have any present expectation or intention of not fully performing all such obligations; the Company does not have knowledge of any breach or anticipated breach by the other parties to any contract; and the Company is not a party to any materially adverse contract or commitment.

(c) The Company is not a party to or bound by any material contract or commitment (in excess of $5,000), including any guaranty whether written or oral, except as may otherwise be disclosed in Schedule 3.13.

(d) Purchaser has been supplied with a true and correct copy of each of the written instruments, plans, contracts and agreements and an accurate description of each of the oral arrangements, contracts and agreements which are referred to on Schedule 3.13 together with all amendments, waivers or other changes thereto.

3.14. Leases. Schedule 3.14 contains an accurate and complete description of the terms of all leases pursuant to which the Company leases real or personal property. Except as set forth in Schedule 3.14, all such leases are valid, binding and enforceable in accordance with their terms, and are in full force and effect; there are no existing defaults by the Company thereunder; no event of default has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default thereunder; and all lessors under such leases have consented (where such consent is necessary) to the consummation of the transactions contemplated by this Agreement without requiring modification in the rights or obligations of the lessee under such leases.

3.15. Title to Properties; Encumbrances. The Company has good, valid and marketable title to all the properties and assets which it purports to own (real, personal and mixed, tangible and intangible), including, without limitation, all the properties and assets reflected in the Balance Sheet (except for personal property having an aggregate book value not in excess of $1,000 sold since the date of the Balance Sheet in the ordinary course of business and consistent with past practice), and all the properties and assets purchased by the Company since the date of the Balance Sheet, which subsequently acquired properties and assets (other than inventory) are listed in Schedule 3.15. All properties and assets reflected in the Balance Sheet have a fair market or realizable value at least equal to the value thereof as reflected therein, and, except as disclosed in Schedule 3.15, all such properties and assets are free and clear of all title defects or objections, liens, claims, charges, security interests or other encumbrances of any nature whatsoever including, without limitation leases, chattel mortgages, conditional sales contracts, collateral security arrangements and other title or interest retention arrangements, and are not, in the case of real property, subject to any rights of way, building use restrictions, exceptions, variances, reservations or limitations of any nature whatsoever except, with respect to all such properties and assets, (a) liens shown on the Balance Sheet as securing specified liabilities or obligations and liens incurred in connection with the purchase of property and/or assets, if such purchase was effected after the date of the Balance Sheet, with respect to which no default exists; (b) minor imperfections of title, if any, none of which are substantial in amount, materially detract from the value or impair the use of the property subject thereto, or impair the operations of the Company and which have arisen only in the ordinary course of business and consistent with past practice since the date of the Balance Sheet; and (c) liens for current taxes not yet due.

3.16. Plant and Equipment. The plants, structures and equipment of the Company are structurally sound with no known defects and are in good operating condition and repair and are adequate for the uses to which they are being put; and none of such plants, structures or equipment are in need of maintenance or repairs except for ordinary, routine maintenance and repairs which are not material in nature or cost. Except as set forth in Schedule 3.16, the Company has not received notification that it is in violation of any applicable building, zoning, anti-pollution, health or other law, ordinance or regulation in respect of its plants or structures or their operations and no such violation exists.

3.17. Intellectual Property.  For purposes of this Agreement, the following terms small have the following meanings:

“Intellectual Property” means (a) all past and present copyrights, registered or unregistered; (b) trademarks, service marks, trade dress, trade names, and logos, which are federally registered, state registered, unregistered, and any common law rights attaching thereto, as well as all goodwill generated by and associated therewith; (c) domain names and websites; (d) product design, formulas, formulations, recipes and product specifications; (e) computer software and programs; (f) trade secrets and other confidential or proprietary information; (g) research and development, data, formulas, know-how, business methodologies, price lists, market studies, business plans, customer and supplier lists, sales and promotional literature and related materials, and advertising and marketing concepts; (h) any patents, patent applications, and other inventions, including all processes, software, machines, systems, manufactures, products, and compositions of matter, and any other invention, whether patentable or not, and any continuing rights deriving therefrom, including continuation patents and applications, continuation-in-part patents and applications, divisional patents and applications, reissue patents and applications, and other patents and applications, and any foreign counterpart patents and applications; and (i) all other intellectual property rights of any kind that the Company owns or uses in its business and all statutory or common law protection obtained or obtainable thereon; as well as all licenses or other agreements (including amendments and other modifications) relating to the Company’s use or license of technology, know-how, or processes relating to the Intellectual Property; in each case which are related to the conduct, business and operations of the Company.

“Registered Intellectual Property” means all Intellectual Property that is registered, filed, or issued under the authority of any governmental authority, including all patents, registered copyrights, registered mask works, and registered trademarks and all applications for any of the foregoing.

(a)           Section 3.17(a) of the Disclosure Schedule contains a true, correct and complete list of all of the Company’s Registered Intellectual Property.  All necessary registration, maintenance and renewal fees currently due in connection with such Registered Intellectual Property have been made and all necessary documents, recordations and certifications in connection with such Registered Intellectual Property have been filed with the relevant governmental authorities for the purpose of maintaining such Registered Intellectual Property.  The licensing by the Company of any of the Company’s Registered Intellectual Property has been subject to commercially reasonable quality control.

(b)           The Company owns, or is licensed or otherwise has the right to use, free and clear of any Encumbrances, all Intellectual Property used in connection with the operation and conduct of its business.

(c)           Section 3.17(c) of the Disclosure Schedule sets forth a true, correct and complete list of the Company’s proprietary software, if any.  The Company has all right, title and interest in and to all intellectual property rights in the Company Proprietary Software, free and clear of all Encumbrances.  Except as permitted by applicable contractual agreement or law, no portion of the Company’s proprietary software contains, embodies, uses, copies, comprises or requires the work of any third party.

(d)           All Company Intellectual Property which the Company purports to own was developed by (i) an employee working within the scope of his or her employment at the time of such development, or (ii) members, agents, consultants, contractors, or other Persons who have executed appropriate instruments of assignment or capital contribution of assets in favor of the Company as assignee that have conveyed to the Company ownership of all Intellectual Property rights in the Company Intellectual Property.  To the extent that any Company Intellectual Property has been developed or created by a third party for the Company, the Company has a written agreement with such third party with respect thereto and the Company thereby either (i) has obtained ownership of and are the exclusive owner of, or (ii) has obtained a license (sufficient for the conduct of its business as currently conducted) to, all of such third party’s Intellectual Property in such work, material or invention by operation of law or by valid assignment.

(e)           Except as set forth in Section 3.17(e) of the Disclosure Schedule, neither the Company nor any of its products or services has infringed upon or otherwise violated, or is infringing upon or otherwise violating, the Intellectual Property of any third party.  To the knowledge of the Company, no Person has infringed upon or violated, or is infringing upon or violating, any of the Company’s Intellectual Property.

(f)           Except as set forth in Section 3.17(f) of the Disclosure Schedule, the Company is not subject to any proceeding or outstanding decree, order, judgment, agreement or stipulation (i) restricting in any manner the use, transfer or licensing by the Company of any of the Company Intellectual Property or (ii) that may affect the validity, use or enforceability of the Company Intellectual Property or any product or service of the Company related thereto.

(g)           The current standard form of non-disclosure agreement used by the Company has been provided to the Purchaser prior to the date of this Agreement.  The Company has taken reasonable steps to protect its rights in the Confidential Information and any trade secret or confidential information of third parties used by the Company, and, except under confidentiality obligations, there has not been any disclosure by the Company of any Confidential Information or any such trade secret or confidential information of third parties.

3.18. Insurance. The Company is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of the Company believes to be prudent and customary in the business in which the Company is engaged. The Company has not been refused any insurance coverage applied for that is material to the business of the Company, and the Company has no reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect.

 3.19. Suppliers and Customers. The Company maintains good relationships with each of its suppliers and customers and has not taken any action that would jeopardize its relationships with its suppliers and customers nor does it have any reason to believe that its relationship with its suppliers and customers will change in any material way in the foreseeable future.

3.20. Inventory. All inventory of the Company, whether reflected in the Balance Sheet or otherwise, consists of a quality and quantity usable and salable in the ordinary course of business, except for items of obsolete materials and materials of below-standard quality, all of which have been written down in the Balance Sheet to realizable market value or for which adequate reserves have been provided therein. The quantities of all inventory of the Company are reasonable and warranted in the present circumstances of its business.

 3.21. Employee Matters.

(a)           Schedule 3.21(a) lists: (i) each of the Company’s employees, specifying each employee’s title or job description and annual rate of compensation; (ii) each employee or former employee of the Company who is on a paid or unpaid leave of absence (including those on disability leave) or otherwise being paid or receiving medical or workers compensation benefits from the Company or from a plan or arrangement maintained by the Company and each person receiving so called “COBRA” benefits pursuant to IRC § 4980B; (iii) each commission salesperson, his or her commission or other compensation arrangements, and his or her total compensation (and any reimbursed expenses) for the year ended December 31, 2011 and whether treated as an employee or independent contractor; (iv) except as disclosed pursuant to other provisions of this Section 3.21, each written or oral agreement or other arrangement, fringe benefit, concession, or accommodation outside of the ordinary course of business with each employee, commission salesperson and consultant; (v) each bonus, stock option, restricted stock or other incentive or deferred compensation agreement or arrangement (including any that constitutes a deferred compensation plan within the meaning of IRC § 409A) and each pension, profit-sharing, stock purchase or any other similar plan or arrangement; and (vi) each outstanding loan to employees and agreements or arrangements for such (the agreements and arrangements in the foregoing clauses (iv) through (vi) being collectively the “Employment Arrangements”).  As of the date hereof, the Company has no obligations relating to accrued but unpaid vacation and other paid time off (determined without regard to minimum hours or qualifying period of employment).  Schedule 3.21(a) lists (1) except for customary increases based on term of service or promotion of non-officer employees, all increases in, or accelerations in the payment of, wages, salaries or benefits or other compensation (including severance or other termination pay or so-called “stay” or other retention bonuses) of the Company’s members, officers, directors or employees since December 31, 2011, and (2) except for stated wages and salary expressly set forth in the disclosed agreements, and, except as disclosed in Section 3.21(d) below as to Employee Plans, each monetary liability or obligation, contingent or otherwise under each Employment Arrangement.

(b)           No Acceleration.  Except as set forth in Schedule 3.21(b), the execution, delivery or performance of this Agreement and each of the agreement to be delivered pursuant to hereto will not either: (i) entitle any Person to severance pay or other compensation under any Employment Arrangement; or (ii) accelerate the time of payment or vesting, or increase the amount of compensation or benefits due under any Employment Arrangement.

(c)           No Representation Regarding Post-Closing Employment.  As of the date of the execution of this Agreement, neither the Company nor any Company Member has made any representation or promise, written or oral, to any of its members or employees concerning employment by Purchaser after the Closing.

(d)           Employee Plans.  Neither the Company nor any ERISA Affiliate (as defined below) has any liability under, or is subject to any Lien or other adverse right relating to, any “employee benefit plan” (as such term is defined in the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) or any other compensation, stock option, restricted stock, bonus, incentive, severance, fringe benefit or retirement plan of any kind whatsoever, whether formal or informal, not included in the foregoing or providing benefits for, or for the welfare of, any or all of the current or former employees, agent, officers, directors or independent contractors of the Company or any ERISA Affiliate or their beneficiaries or dependents (collectively, the “Employee Plans”) that would (i) affect in any manner whatsoever Purchaser’s right, title and interest in, or Purchaser’s right to use or enjoy (free and clear of any lien, any of the Company’s assets or liabilities; or (ii) result in the assumption by or imposition on Purchaser of any liability.  Neither the Company nor any ERISA Affiliate has ever maintained, contributed to or otherwise participated in, or had any liability or obligation with respect to, any Employee Plan covering employees whose employment is subject to a collective bargaining agreement and, thus, has no withdrawal liability with respect to any such agreement.  No individual will be entitled, as a result of the consummation of the transactions contemplated by this Agreement, to (x) any additional benefits or any acceleration of vesting or time of payment of any benefits; or (y) the payment of any deferred compensation.  “ERISA Affiliate” means each trade or business (whether or not incorporated) that together with the Company is treated as a single employer pursuant to IRC §§ 414(b), (c), (m) or (o).

(e)           Other Employment Related Matters.  Except as set forth in Section 3.21(e):  (i) there are no charges, investigations, administrative proceedings or formal complaints of discrimination (including discrimination based upon sex, age, race, color, national origin, religion or disability) pending or, to the Company’s knowledge, threatened against the Company; (ii) there have been no governmental audits of the Company’s equal employment opportunity or wage and hour practices; (iii) the Company has not received notice of any unfair labor practice, complaint, charge or other matter against or involving the Company, and none of the foregoing is pending or, to the Company’s knowledge, threatened; (iv) there is no (and there has not been any) labor strike, organizing effort, organized slow down, organized stoppage or other organized labor difficulty pending or, to the Company’s knowledge involving or threatened, against the Company.

3.22. Compliance with Law. The operations of the Company have been conducted in accordance with all applicable laws, regulations and other requirements of all national governmental authorities, and of all states, municipalities and other political subdivisions and agencies thereof, having jurisdiction over the Company, including, without limitation, all such laws, regulations and requirements relating to antitrust, consumer protection, currency exchange, equal opportunity, health, occupational safety, pension, securities and trading-with-the-enemy matters. The Company has not received any notification of any asserted present or past failure by the Company to comply with such laws, rules or regulations. The Company possesses all permits, licenses, registrations and consents to transact its business in the manner in which it is conducting its business as of the date hereof.

3.23. Governmental Consent. Except as described in Schedule 3.23, no notices, reports or other filings are required to be made nor are any consents, registrations, approvals, permits, authorizations or designations required to be obtained by the Company from any court, governmental or regulatory authority, agency, commission, body or other governmental entity, in connection with the execution and delivery of this Agreement by the Company or the carrying out and consummation of any transactions contemplated hereby, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement. Any notice, report or other filing required to be made, and any consent, registration, approval, permit, authorization or designation required to be obtained, by the Company as described in Schedule 3.23, has been made, duly recorded or obtained as of the date hereof.

3.24. Environmental Laws. The Company (a) is in compliance with any and all Environmental Laws (as hereinafter defined), (b) has received all permits, licenses or other approvals required of it under applicable Environmental Laws to conduct its business and (c) is in compliance with all terms and conditions of any such permit, license or approval where, in each of the foregoing clauses (a), (b) and (c), the failure to so comply would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. There are no actions, proceedings or investigations pending or, to the Company's best knowledge after making appropriate investigation, threatened before any governmental environmental regulatory body, or before any court, alleging noncompliance by the Company with any Environmental Laws. To the Company's best knowledge: (i) there is no reasonable basis for the institution of any action, proceeding or investigation against the Company under any Environmental Law; (ii) the Company is not responsible under any Environmental Law for any release by any person at or in the vicinity of any real property it owns or leases of any hazardous substance caused by the spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of any such hazardous substance into the environment; (iii) the Company is not responsible for any costs of any remedial action required by virtue of any release of any toxic or hazardous substance, chemical, pollutant or contaminant into the environment; (iv) no real property owned or leased by the Company contains any toxic or hazardous substance including, without limitation, any asbestos, PCBs or petroleum products or byproducts in any form, the presence, location or condition of which violates any Environmental Law. The term “Environmental Laws” means all federal, state or local laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or toxic or hazardous substances or wastes (collectively, “Hazardous Materials”) into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder.

 3.25. Litigation. There are no actions, suits, proceedings or orders pending or, to the best of the Company’s knowledge, threatened against or affecting the Company or any of its properties or assets, or pending or threatened by the Company against any third party, at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality (including, without limitation, any actions, suit, proceedings or investigations with respect to the transactions contemplated by this Agreement); and there is no basis for any of the foregoing. There is no action, suit or proceeding which the Company intends to initiate. The Company is not subject to any judgment, order or decree of any court or other governmental agency. Neither the Company nor to the best of the Company’s knowledge, any director or officer thereof, is or has been the subject of any action, suit, proceeding or order involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.

3.26. Absence of Questionable Payments. Neither the Company nor any director, officer, agent, employee or other person acting on behalf of the Company, has used any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity to government officials or others. Neither the Company nor any current director, officer, agent, employee or other person acting on behalf of the Company, has accepted or received any unlawful contributions, payments, gifts, or expenditures.

3.27. Accuracy of Information Furnished. No representation, statement or information contained in this Agreement (including the schedules) or any contract or document executed in connection herewith or delivered pursuant hereto or made available or furnished to Purchaser or its representatives by the Company or its representatives contains any untrue statement of a material fact, or omits any material fact necessary to make the information contained therein not misleading. The Company has provided (or caused to be provided) to Purchaser correct and complete copies of all documents listed or described in this Agreement or in the Disclosure Schedule.

ARTICLE IV
REPRESENTATIONS, WARRANTIES AND
COVENANTS OF THE COMPANY MEMBERS

Each Company Member hereby severally represents and warrants to, and agrees with, Purchaser as follows:

4.1. Authority of Company Members. Each Company Member has approved this Agreement and has duly authorized the execution and delivery hereof.  Each Company Member has full power and authority to execute, deliver, and perform this Agreement and the transactions contemplated hereby.

4.2. Ownership of Membership Interests. Each Company Member owns beneficially all of Company ownership interests as set forth on Schedule 1.2. Each Company Member has full power and authority to transfer such membership interests to Purchaser under, pursuant to, and in accordance with, this Agreement, and such shares are free and clear of any liens, charges, mortgages, pledges or encumbrances of any kind and are not subject to any claims as to the ownership thereof, or any rights or interest therein.

4.3. Appraisal Rights. The Company Members hereby acknowledges and confirm as follows:

(a) each Company Member is aware that the exchange transaction pursuant to this Agreement may give rise to appraisal rights under the Delaware General Corporation Law (the “DGCL”) which would entitle it to require the Company to purchase for cash at the fair market value the membership interests it owns in lieu of exchanging such shares for and receiving the Exchange Shares in the event that it did not approve and consent to this Agreement and the share exchange described herein;

(b) each Company Member has received prior to its execution of this Agreement, a copy of Section 262 of the DGCL relating to Appraisal Rights;

(c) by its signature hereto and its approval of Company actions approving this Agreement and the transactions contemplated hereby, each Company Member has expressly consented to enter into this Agreement and consummate the Share Exchange and other transactions contemplated hereby in accordance with the terms hereof, as if it had so voted at a meeting of Members called for that purpose, and waived its right to assert and agreed not to seek any appraisal rights that may be available to it under the DGCL; and

(d) each Company Member has duly executed and delivered this Agreement, and this Agreement is legal, valid and binding upon him, enforceable against it in accordance with its terms.

4.5. Status of Company Members. Each Company Member either (i) is a manager, officer or employee of the Company, or (ii) (A) has a preexisting personal or business relationship with the Company or one or more of its officers or controlling persons, and (B) by reason of its business or financial experience or the business or financial experience of its Members, principals and/or professional advisers who are unaffiliated with the Company, could be reasonably assumed to have the capacity to protect its own interests in connection with the transaction, and (C) is an “accredited investor,” as such term is defined under the Securities Act.

4.6. Investment Representations and Covenants.

(a) Each Company Member represents that it is acquiring the Exchange Shares for its own account and for investment only and not with a view to distribution or resale thereof within the meaning of such phrase as defined under the Securities Act. Each Company Member shall not dispose of any part or all of such shares of Purchaser Stock in violation of the provisions of the Securities Act and the rules and regulations promulgated under the Securities Act by the SEC and all applicable provisions of state securities laws and regulations.

(b) Each Company Member acknowledges being informed that the Exchange Shares have not been registered under federal securities laws, and are “restricted securities” as defined in paragraph (a) of Rule 144 under the Securities Act, and must be held indefinitely unless (a) they are subsequently registered under the Securities Act, or (b) an exemption from such registration is available.  Each Company Member further acknowledges that Purchaser does not have an obligation to currently register such securities for the account of any Company Member.

(c) Each Company Member acknowledges that the certificate or certificates representing the Exchange Shares shall bear a restrictive legend substantially in the form set forth in Section 1. 2(b) hereof.

(d) Each Company Member acknowledges and confirms that prior to the execution hereof, it has been afforded access to all material information that he has requested relevant to its decision to acquire the shares of Purchaser Stock and to ask questions of Purchaser’s management and that, except as set forth herein, neither Purchaser nor anyone acting on behalf of Purchaser has made any representations or warranties to such Company Member which have induced, persuaded or stimulated the Company Member to acquire such shares of Purchaser Stock.

4.7. Sale and Transfer of Company Stock.  Each Company Member, in consideration of the issuance to it of the Purchaser Stock, does hereby sell, assign and transfer all of the membership interests of the Company registered in its name in the books and records of the Company, to Purchaser.

ARTICLE V
ADDITIONAL AGREEMENTS

Each of the Company, the Company Members and the Purchaser hereby covenant and agree with each other as follows:

5.1. Brokers and Finders. Each of the parties hereto represents, as to itself, that no agent, broker, investment banker or firm or person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, except as may be otherwise set forth herein or by separate document.

5.2. Necessary Actions. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. In the event at any time after the date hereof, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper Members of the Company will take all such necessary action.

5.3. Section 368 Reorganization. For U.S. federal income tax purposes, the transactions contemplated by this Agreement are intended to constitute a “reorganization” within the meaning of Sections 351 and 368(a)(1)(B) of the Code or such other tax free reorganization exemptions that may be available under the Code. The parties to this Agreement hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations. Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, the parties acknowledge and agree that no party is making any representation or warranty as to the qualification of the transactions contemplated by this Agreement as a reorganization under Section 368 of the Internal Revenue Code or as to the effect, if any, that any transaction consummated prior to the execution of this Agreement has or may have on any such reorganization status. The parties acknowledge and agree that each (i) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement, and (ii) is responsible for paying its own taxes, including without limitation, any adverse tax consequences that may result if the transaction contemplated by this Agreement is determined by the Internal Revenue Service not to qualify as a reorganization under Section 368 of the Code.

5.4. Confidentiality. All parties hereto agree not to disclose the existence of this Agreement or the transactions consummated hereunder until the Company has filed all such documents describing the transaction with the SEC, including a Current Report on Form 8-K.

5.5 Restrictive Covenants.

(a)           Restricted Business.  The Company and each Company Member expressly acknowledge: (i) that he or it has special knowledge, expertise, contacts and other information with respect to the Company’s business of producing, marketing, distributing and selling a food line which includes barbeque sauces, marinades, jams, soups, salad dressings and other products which may be introduced in the future (the “Restricted Business”); (ii) that the Company conducts the Restricted Business throughout the United States (the “Restricted Territory”); and (iii) Purchaser would not have entered into this Agreement to acquire the Company without obtaining the agreements of the Company and each Company Member set forth in this Section 5.5, which the Company and each Member acknowledges and agrees reflect reasonable restrictions necessary and appropriate to protect the value of the Company.

(b)           Use of Name. The Company and Company Members acknowledge that Purchaser will acquire and own pursuant to acquiring the Company pursuant to this Agreement the names and styles “Mamma’s Best” and variations thereof, and thus after the Closing, the Company and the Company Members will not, either individually or jointly, directly or indirectly (whether through an Affiliate, a designated person or otherwise), manage, operate, join, control, or participate in the ownership, management or control of any Person using in any way the name or style “Mamma’s Best” or any name or style incorporating any such term or any term or phrase similar to it.

(c)           Non-competition. Each Company Member agrees that from and including the closing of the Acquisition through the later of (i) the second (2nd) anniversary of the termination of the Company Member’s employment or consulting relationship with Purchaser (the “Restriction Period”), neither Company nor any Company Member will, directly or indirectly, whether through an Affiliate, a designated Person or otherwise (except on behalf of Purchaser or its Affiliates), either:

(i)           have any ownership interest, whether as proprietor, partner, member, stockholder or otherwise, and whether in the form of common stock, membership interests, other equity interests, options, warrants or other securities convertible into common stock, membership interests or other equity interests or equity derivatives, in any business (regardless of the form in which conducted) which engages in the Restricted Business in the Restricted Territory;

(ii)           be an officer, director, member manager or general or managing partner of, or hold a similar position in any business (regardless of the form in which conducted) which engages in the Restricted Business in the Restricted Territory;

(iii)           act as agent, broker, contractor or distributor for, or adviser or consultant on Restricted Business issues to any business (regardless of the form in which conducted) which engages in the Restricted Business in the Restricted Territory;

(iv)           engage in or provide services related to sales, solicitation or marketing with respect to the Restricted Business in the Restricted Territory;

(v)           be employed by any business (regardless of the form in which conducted) which engages in the Restricted Business in the Restricted Territory; or

(vi)           otherwise engage in any manner in the Restricted Business in the Restricted Territory.

(d)           No Interference with Business Relations.  Each Company Member agrees that during the Restriction Period, neither Company nor any Company Member will, directly or indirectly, whether through an Affiliate, a designated person or otherwise (except on behalf of Purchaser or its Affiliates), either:

(i)           solicit, divert, take away or accept, or attempt to solicit, divert, take away or accept, from Purchaser or any of its Affiliates, the business of any customer of Purchaser (which, as of the Closing, will include the customer relationships and business of the Company) for any product or service included in the Restricted Business which is to be sold or undertaken in the Restricted Territory;

(ii)           attempt or seek to cause any customer of Purchaser or any of its Affiliates to refrain, in any respect, from acquiring from or through Purchaser or any of Purchaser’s Affiliates any product or service included in the Restricted Business in the Restricted Territory; or

(iii)           attempt or seek to cause any disruption, alteration or termination of any business relationship between Purchaser or any of Purchaser’s Affiliates and any supplier, third party service provider, vendor or other business partner related to the Restricted Business in the Restricted Territory.

(e)           No Interference with Employees.  Each Company Member agrees that during the Restriction Period, each Company Member will not, directly or indirectly (whether through an Affiliate, a designated person or otherwise) solicit, request or induce any employee or any other employee of Purchaser or its Affiliates to terminate his or her employment with Purchaser or any of Purchaser’s Affiliates, as applicable.

(f)           Confidential or Proprietary Information.  After Closing, except as otherwise expressly required by applicable law, at no time shall any Company Member: (i) disclose any Confidential Information (as defined below) to any Person whatsoever, other than to Purchaser, its Affiliates or their respective employees, officers, directors, advisors or representatives, or (ii) sell or use for its or his own direct or indirect personal benefit in any manner whatsoever, any Confidential Information.  For purposes of this Section 5.5(f), “Confidential Information” means the confidential or proprietary business information of the Company related to the Restricted Business, including, without limitation, any business plans, technology, plans, blueprints, drawings, models, designs, templates, processes, formulae, computer programs, customer lists, supplier lists, pricing data, financial data, trade secrets, recipes or other confidential information; provided, however, that Confidential Information shall not include: (x) any information in the public domain through no fault of either Company or Company Members, or (y) any information required to be disclosed by applicable law.

(g)           Independent Agreements.  The agreements and covenants set forth in Sections 5.5(b)-(f) are, will be deemed to be, and will be construed as, separate and independent agreements.  If any such agreement or any part of such agreements is held invalid, void or unenforceable by any court of competent jurisdiction, such invalidity, voidness or unenforceability will in no way render invalid, void or unenforceable any other part of them or any separate agreement not declared invalid, void or unenforceable, and this Agreement will in that case be construed as if the void, invalid or unenforceable provisions were omitted.  If any court of competent jurisdiction determines that any provision of this Section 5.5 is invalid as to any Company Member, such determination will not affect the validity of this Agreement as to the other.

(h)           Default; Remedies.  Each Company Member recognizes that breach of his or its obligations under this Section 5.5 will result in irreparable damage and harm to Purchaser and its Affiliates and that Purchaser may be without an adequate remedy at law in the event of any such breach.  Each Company Member agrees, therefore, that if any of this Section 5.5 is breached, then Purchaser may at its election in any court of competent jurisdiction: (i) seek specific performance of this Section 5.5 by such Company Member; (ii) enjoin such Company Member from engaging in the activities proscribed by this Section 5.5; (iii) set off any damages arising in connection with any of such violation of this Section 5.5 against amounts owed by Purchaser to such Company Member; and/or (iv) pursue any one or more of the foregoing or any other remedy available to Purchaser under applicable law.

5.6 Lock-Up Agreement.  Each Company Member agrees to duly execute, and deliver with this Agreement, a Lock-Up Agreement in the form attached hereto as Exhibit A.

5.7 Employment Agreement.  Lyda Corey and Elizabeth Aphessetche agree to duly execute and deliver with this Agreement, an Employment Agreement in the form attached hereto as Exhibit B.

5.8 Consulting Agreement.  Nancy Lefevre and Thu Corey each agree to duly execute and deliver with this Agreement, a Consulting Agreement in the form attached hereto as Exhibit C.

5.9 Contribution of Assets.  The Company members have each signed a Capital Contribution of Assets agreement whereby all of the tangible and intangible property utilized as of the date hereof in the business known as “Mamma’s Best,” operated in Orange County, California has been contributed to the capital of the Company.

ARTICLE VI
INDEMNIFICATION

6.1 Indemnification by Company Members.

To the extent permitted by law, Company Members will indemnify and hold harmless the Purchaser and its respective Representatives, shareholders, officers, directors, and affiliates (collectively, the “Indemnified Persons”) for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys’ fees) or diminution of value, whether or not involving a third-party claim (collectively, “Damages”), arising, directly or indirectly, from or in connection with:

a. any breach of any representation or warranty made by the Company or the Company Members in this Agreement, or any other certificate or document delivered by Company Members pursuant to this Agreement;

b. any breach by Company Members of any covenant or obligation of the Company or the Company Members in this Agreement;

c. any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with either a Company Member or the Company (or any Person acting on their behalf) in connection with the transactions contemplated hereby;

d. any Taxes owed by the Company for any periods ending on or before the Closing Date;

e. the operations, actions or omissions of the Company prior to the Closing, and the current liabilities of the Company of a type and in the amount that is reflected on the Company’s latest balance sheet included in the Financial Statements; and

g. the formulations used in the Company’s products and any product distributed, shipped or manufactured by, or any services provided by, the Company prior to the Closing Date.

The remedies provided in this Article 6 will not be exclusive of or limit any other remedies that may be available to Buyer or the other Indemnified Persons.

6.2 Indemnification by Purchaser.

Purchaser will indemnify and hold harmless the Company and Company Members, and will pay to Company Members the amount of any Damages arising, directly or indirectly, from or in connection with:

a. any breach of any representation or warranty made by Purchaser in this Agreement or in any certificate delivered by Purchaser pursuant to this Agreement;

b. any breach by Purchaser of any covenant or obligation of Purchaser in this Agreement; or

c. any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Purchaser (or any Person acting on its behalf) in connection with any of the transactions contemplated hereby.

6.3 Procedure for Indemnification – Third Party Claims.

a. Promptly after receipt by an indemnified party under Section 6 of notice of the commencement of any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any governmental body or arbitrator (“Proceeding”) against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party's failure to give such notice.

b. If any Proceeding referred to in Section 6.3(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Article 6 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims  may be effected by the indemnifying party without the indemnified party's consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within ten days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party.

c. Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

d. The Parties each hereby consents to the non-exclusive jurisdiction of any court in which a Proceeding is brought against any Indemnified Person for purposes of any claim that an Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein, and agree that process may be served on a Party with respect to such a claim anywhere in the world.

6.4 Procedure for Indemnification – Other Claims.

A claim for indemnification for any matter not involving a third-party claim may be asserted by written notice to the party from whom indemnification is sought.

ARTICLE VII
MISCELLANEOUS

7.1. Notices. All notices, instructions or other communications required or permitted to be given pursuant to this Agreement shall be given in writing and delivered by facsimile, certified mail, return receipt requested or overnight courier by a nationally recognized courier service:

If to Purchaser:

Versant International, Inc.
Attention: Glen W. Carnes
74 N. Pecos Suite D
Henderson, NV   89074

With a copy (which shall not constitute notice) to:

Manderson, Schafer & McKinlay LLP
Attention: Lance A. McKinlay
4675 MacArthur Court, Suite 1200
Newport Beach, CA 92660
Fax: (949) 398-8320
Email: lmckinlay@mandersonllp.com

If to the Company:

Attention: Lyda Corey
17223 Buttonwood St.
Fountain Valley, CA  92708

With a copy (which shall not constitute notice) to:

Law Offices of Lorrie A. Walton
Attention: Lorrie A. Walton
2300 E. Katella Ave., Ste. 435
Anaheim, CA 92806
Fax: (714) 978-9919
Email: atty4oc@aol.com

Additional notices are to be given as to each party, at such other address as should be designated in writing complying as to delivery with the terms of this Section 7.1. All notices shall be deemed to be given on the same day if delivered by facsimile, on the following business day if sent by overnight delivery or on the third business day following the date of mailing.

7.2. Entire Agreement. This Agreement, including the Exhibits hereto, the Disclosure Schedule and the other documents and certificates delivered pursuant to the terms hereof, set forth the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein, and supersede all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto.

7.3. Parties in Interest. This Agreement will inure to the benefit of and be binding upon the parties hereto and the respective successors and assigns. Nothing in this Agreement is intended to confer, expressly or by implication, upon any other person any rights or remedies under or by reason of this Agreement.

7.4. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all together will constitute one document. The delivery by facsimile of an executed counterpart of this Agreement will be deemed to be an original and will have the full force and effect of an original executed copy.

7.5. Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision hereof will not affect the validity or enforceability of any of the other provisions hereof.

7.6. Headings. The Article and Section headings are provided herein for convenience of reference only and do not constitute a part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions hereof.

7.7. Governing Law. This Agreement will be deemed to be made in and in all respects will be interpreted, construed and governed by and in accordance with the law of the State of California without regard to the conflict of law principles thereof.

7.8. Survival of Representations and Warranties. All terms, conditions, representations and warranties set forth in this Agreement or in any instrument, certificate, opinion, or other writing providing for in it, will survive the Closing and the delivery of the Exchange Shares for a period of two years following the Closing, regardless of any investigation made by or on behalf of any of the parties hereto.

7.9. Construction. This Agreement is the result of negotiations between and has been reviewed by each of the parties hereto; accordingly, this Agreement shall be deemed to be the product of all of the parties hereto, and no ambiguity shall be construed in favor of or against any one of the parties hereto.

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the parties have executed and delivered this Stock Purchase Agreement as of the date first written above.

“PURCHASER”:	By:	/s/ GLEN W. CARNES
	Name:	Glen W. Carnes
	Title:	Chief Executive Officer

“COMPANY”	By:	/s/ LYDA COREY
	Name:	Lyda Corey
	Title:	Managing Member

“COMPANY MEMBERS”:
	By:	/s/ LYDA COREY
	Name:	Lyda Corey

	By:	/s/ ELIZABETH APHESSETCHE
	Name:	Elizabeth Aphessetche

	By:	/s/ NANCY LEFEVRE
	Name:	Nancy Lefevre

	By:	/s/ THU COREY
	Name:	Thu Corey

[SIGNATURE PAGE TO SHARE EXCHANGE AGREEMENT]

EXHIBIT INDEX

Exhibit A                      -      Form of Lock-Up Agreement

Exhibit B                      -      Form of Employment Agreement

Exhibit C                      -      Form of Consulting Agreement

SCHEDULES

Schedule 1.2

Allocation of Subject Shares

Stockholder Name	Pre-Exchange Company Membership Units	Pre-Exchange Percent Company Interest	Post-Exchange Versant International Class B Common Shares
Lyda Corey	16,000,000	40%	4,000,000
Elizabeth Aphessetche	16,000,000	40%	4,000,000
Nancy Lefevre	4,000,000	10%	1,000,000
Thu Corey	4,000,000	10%	1,000,000
TOTAL	40,000,000	100%	10,000,000

Schedule 3.7

Financial Statements

(Enclosed)